Clarity Consulting Corporation

Our goal is to ensure critical infrastructure facilities do not fall victim to cyber attacks, operator errors, or malicious insider personnel threats by providing operations assurance for industrial control systems within water systems, dams, pipelines, electrical grids, and refineries.


Constant Guardian®
Retroactive Cyber Security Assurance™
for Industrial Process Control Facilities
Clarity Consulting Corporation

Invest

$100.05 minimum investment

DEADLINE: September 6, 2024

in 3 months

SHARE PRICE
$1.45

TOTAL RAISED
$0

VALUATION
$17,936,461

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Clarity's mission via our flagship Constant Guardian® product is to protect and keep our water systems safe, the lights on, and our cars fueled. **We do that with our patented technology that provides retroactive cybersecurity assurance and operational assurance to our nation's [and friendly nations'] critical infrastructure.** Critical infrastructure consists of industrial control systems that we safeguard, and includes anything from water treatment systems to pipelines to electric grids to refineries.

SUCCESS TO DATE

- **Two granted patents**
- **Three patents pending** protecting our intellectual property around Constant Guardian®
- Our **initial paying client and deployment of Constant Guardian®** in a Texas-based Municipal Utility District (MUD)

PROBLEM

> ***"When I described the CCP [Chinese Communist Party] as a threat to Americans' safety a moment ago, I meant that in some ways quite literally. There has been far too little public focus on the fact that PRC [People's Republic of China] hackers are targeting our critical infrastructure—our water treatment plants, our electrical grid, our oil and natural gas pipelines, our transportation systems—and the risk that poses to every American requires our attention now."***
>
> – Christopher Wray, Director, FBI
>
> [From remarks to the House Select Committee Between the United States and the Chinese Communist Party, January 31, 2024]

Industrial Control Systems (ICS's) that are currently used to automate many physical processes across **critical infrastructure** industries, are more often **very antiquated**. ICS's are therefore increasingly **vulnerable** to cyber attacks despite the existing layers of defenses.

And if that's not enough:

- Cyber attacks on industrial control systems are also **increasing** every year
- Convergence of Information Technology (IT) and Operational Technology (OT) in addition to increase of remote operation centers may create even **more vulnerabilities** in Industrial Control Systems
- Various government regulations and initiatives to protect critical infrastructure (e.g., US Gov't TSA Directive, FBI InfraGard, EPA Enforcement Alerts) may now start to **drive further investment**

SOLUTION

We're Safeguarding Life's Essentials

Imagine a world where clean water flows uninterrupted, electricity powers our homes without fail, and fuel distribution remains secure. This isn't just a vision; it's the reality we're committed to preserving. At Clarity Consulting Corporation, we recognize the vital role of critical infrastructure in sustaining our way of life. That's why we've dedicated ourselves to fortifying the backbone of modern society against the ever-looming threats of cyber attacks, insider sabotage, and operational errors.

Introducing Constant Guardian®: Your Shield in the Digital Battlefield

Enter our **revolutionary patented flagship edition of Constant Guardian®** cybersecurity suite, the pinnacle of protection for industrial control systems (ICS) that govern the heart of essential infrastructure. Unlike traditional security measures that merely react to threats, Constant Guardian® takes a proactive stance within the very fabric of your ICS. Our patented technology meticulously monitors and aligns operational equipment states with predefined logic chains, effectively creating an impregnable fortress around your facilities.

Unleashing the Power of Proactive Defense

Picture this: instead of scrambling to identify malicious activity or anomalies, Constant Guardian® operates seamlessly within your ICS network, ensuring that every facet of your facility operates as intended. By enforcing the status quo and permitting only legitimate sequences and timing of commands, our solution neutralizes threats without compromising the integrity of your aging or cutting-edge ICS infrastructure.


Constant Guardian®
Version: 0.502
Dashboard
Get Started
Enforcement Table
Advanced Status
Support
Settings
Cycle Timer
32:10
Error State:
Last Warning:
Warning Type:
Last Correct State:
Plant Overview
WATER TREATMENT PLANT
Everything is OK!
Your system is performing optimally. No actions needed.
Global Events
See all
Tank 4 Started Cycle
26%
Tank 3 completed Cycle
100%
Lift Station 1 completed Cycle
100%
Error on Tank 2 fill Cycle
34%
Tank 1 completed Cycle
100%

BUSINESS MODEL

Initially, we plan to target water treatment plants where we have business relationships already. Additionally, we plan to target other industrial process control markets that are currently underserved in the cybersecurity domain, and gain invaluable expertise in these smaller but absolutely critical areas. With the additional expertise we plan to then enter the Fortune 500 market that employs industrial control systems.

Our primary methods of revenue plan to include:

- Annual subscription for Constant Guardian
  – Rates based on size/complexity of the industrial control system
  – Hardware
- License Constant Guardian
  – 3rd Party sells/markets Constant Guardian
  – Whitelabel
- For our first customer we are using an annual subscription rate

MARKET

The global cyber security market is valued at $139.77B in 2021 and is projected to grow from $155.83B in 2022 to $376.32B by 2029, at a CAGR of 13.4%

The Operational Technology (Industrial Control System) cyber security market is valued at $15.5B in 2021 and will maintain a CAGR of 15.8% from 2022 to 2027 to reach $32.4B.

Just the **US Target Market** involves:

- **Water treatment systems:** Approximately 153,000 public water systems and 16,000 publicly owned wastewater treatment systems
- **Dams:** Almost 92,000 dams across US [and Puerto Rico and Guam]
- **Pipelines:** 305,000 miles of interstate and intrastate natural gas pipelines, part of over 210 natural gas Pipeline systems
- **Power Plants:** More than 25,000 electric generators at about 12,500 utility-scale electric power plants
- **Refineries:** 130 refineries and 311 petrochemical facilities

Our early focus is planned to be on smaller, less complicated systems such as water treatment plants to prove the value of the technology and build confidence in the product. Once established in that market, we plan to expand internationally with water treatment plants and then expand into larger industrial control systems (dams, pipelines, power plants, refineries)

TEAM



Steve Neiers

CEO

Steve Neiers is the CEO of Clarity Consulting Corporation since May of 2021, and Chairman of the Board since September of 2021. Previously, he spent 33 years with Chevron, one of the largest integrated energy companies in the world. His last role with Chevron was as Chief Information Security Officer (CISO) where for 8 years he was accountable for the development and maturation of Chevron's cyber security efforts across all business enterprise systems and all industrial control systems.



Brian Desilets

Co-founder / Chief Financial Officer

Brian Desilets is a co-founder and the Chief Financial Officer of Clarity Consulting Corporation. Brian has 20 years of managerial, organizational, financial, and accounting experience with 15 years of experience in governmental accounting. Brian has excelled at turning around under-performing companies on short deadlines with marginal spare capital, while reworking their business models as needed and implementing tight financial controls to prevent a repeat of the conditions which caused the downturn in the first place. Brian is currently a Director of the Board of Clarity Consulting.



Paul Williams

Co-founder / Chief Technology Officer

Paul Williams is a co-founder and the Chief Technology Officer for Clarity Consulting Corporation. He is a subject-matter expert in multiple fields of technology, including cyber security, cryptography, artificial intelligence, ultra-high-speed databases, professional software development, software quality test engineering, electronics, communications, mechanical engineering, weapons development and multiple defense related technologies. Paul holds the CISSP and Security+ cybersecurity industry certifications and is currently a Director of the Board of Clarity Consulting Corporation.

USE OF PROCEEDS

If the offering's maximum amount of $1,235,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$61,750	5.0%
Development	$716,300	58.0%
Operations	$185,250	15.0%
Equipment	$61,750	5.0%
Business Development /Marketing	$61,750	5.0%
Legal	$49,400	4.0%
Administrative	$38,286	3.1%
Intermediary fees	$60,515	4.9%

TERMS

This is an offering of Common Shares , under registration exemption 4(a)(6), in Clarity Consulting Corporation. This offering must raise at least $10,000 by September 6, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Clarity Consulting Corporation may issue additional securities to raise up to $1,235,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

13,221,697 shares
× $1.45 per share

$19,171,461 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn

UPDATES

Jun 18, 2024 • Primary offering of 851,724 shares at $1.45

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